Exhibit 4.3

The Western Union Company Employee Stock Purchase Plan

The Board of Directors of The Western Union Company, a Delaware corporation (the “Company”), adopted The Western Union Company Employee Stock Purchase Plan on February 19, 2026 (such plan, as may be amended and/or restated from time to time, the “Plan”), subject to stockholder approval of the Plan at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). The effective date of the Plan shall be the date on which it is approved by the Company’s stockholders at the 2026 Annual Meeting (the “Effective Date”), and the Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 10.1 hereof, until all of the shares of Common Stock (as defined below) authorized under the Plan have been purchased according to the Plan’s provisions.

Article 1 Purpose Of The Plan

The Company has determined that it is in the best interests of the Company and its stockholders to provide an incentive to attract and retain employees and to increase morale by providing a program through which employees may acquire a proprietary interest in the Company through the purchase and issuance of shares of Common Stock. The Plan shall permit Participants (as defined below) to purchase shares of Common Stock through payroll deductions and, subject to the terms and conditions set forth herein, Participants will be eligible to receive restricted stock units granted hereunder. Participation in the Plan is entirely voluntary and neither the Company nor any of its Subsidiaries makes any recommendations to Participants as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor is the Plan intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Article 2 Definitions

2.1. “Account” shall mean the bookkeeping entry maintained by the Company on behalf of each Participant for the purpose of accounting for all Participant Contributions credited to the Participant pursuant to the Plan.

2.2. “Applicable Law” shall mean each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where equity or equity-based awards are, or will be, purchased or granted hereunder, as each such law, rule and regulation shall be in effect from time to time. References to any applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, also refer to any successor or amended provisions thereto unless the Committee determines otherwise.

2.3. “Award Agreement” shall mean a written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award, and shall include any terms and conditions that may apply to such an award.

2.4. “Base Earnings” shall mean, unless otherwise determined by the Committee prior to the commencement of an Offering Period, a Participant’s base salary from one or more Participating Companies, including such amounts of base salary as are deferred by the Participant under: (i) a qualified cash or deferred arrangement described in Section 401(k) of the Code; or (ii) a plan qualified under Section 125 of the Code. Unless otherwise determined by the Administrator, “Base Earnings” does not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation (other than as described in the first sentence of this Section 2.4), contributions (other than contributions described in the first sentence) made on the Participant’s behalf by the Company or one or more Participating Companies under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

2.5. “Board” shall mean the Board of Directors of the Company.

2.6. “Broker” shall mean the financial institution designated by the Company to act as broker for the Plan.

2.7. “Change in Control” has the meaning set forth in The Western Union Company 2024 Long-Term Incentive Plan, or any successor plan in effect as of the commencement of the applicable Offering Period.

2.8. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.9. “Committee” shall mean the Compensation and Benefits Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board to act as administrator of the Plan. All references to the Committee in the Plan shall include any administrator to which the Committee has delegated any part of its responsibilities and powers pursuant to Section 8.1(c).

2.10. “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.

2.11. “Company” shall mean The Western Union Company, and any successor thereto.

2.12. “Eligible Person” shall mean any employee of a Participating Company.

2.13. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.14. “End Date” shall mean, with respect to each Offering Period, the last day of the Offering Period.

2.15. “Offering Period” shall mean any period with respect to which a right to purchase shares of Common Stock hereunder (“Purchase Rights”) may be granted. Unless otherwise determined by the Committee, each Offering Period shall be six months, commencing on each December 1 and June 1 on or following the Effective Date. Notwithstanding the foregoing, the Committee shall have the power to change the frequency and duration of the Offering Periods as it deems appropriate from time to time.

2.16. “Participant” shall mean an Eligible Person who has become a participant in the Plan in accordance with Section 3.2.

2.17. “Participant Contributions” shall have the meaning ascribed to such term in Section 4.1.

2.18. “Participating Company” shall mean the Company and, to the extent designated by the Committee as a Participating Company, any present or future Subsidiary of the Company.

2.19. “Person” shall mean any individual, entity, or group (including any “person” within the meaning of Section 13(d)(3) or 14(d) (2) of the Exchange Act).

2.20. “Restricted Stock Unit” shall mean a right to receive one share of Common Stock, which may be contingent upon the expiration of a specified restriction period and which may, in addition thereof, but contingent upon the attainment of specified performance measures within the specific performance period.

2.21. “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor thereto. Reference in the plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

2.22. “Share Account” shall mean the account maintained by the Broker on behalf of each Participant for the purpose of accounting for Common Stock purchased by the Participant pursuant to the Plan.

2.23. “Start Date” shall mean, with respect to each Offering Period, the first day of the Offering Period.

2.24. “Subsidiary” shall mean any entity of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

Article 3 Eligibility And Participation

3.1. ELIGIBILITY. Unless otherwise determined by the Committee, any Eligible Person shall be eligible to participate in the Plan. For purposes of participation in the Plan, an individual who is on an unpaid leave of absence from such individual’s employment with a Participating Company shall be deemed to be employed for the first 90 days of such leave of absence and such individual’s employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such individual shall have returned to regular full-time or part time employment (as the case may be) prior to the close of business on such 90th day or unless such individual has a right to reemployment that is guaranteed either by statute or contract (including, for avoidance of doubt, any guaranteed right to reemployment provided under any non U.S. law, contract or policy). An individual who is on a paid leave of absence from such individual’s employment with a Participating Company shall be deemed to be employed for the length of such paid leave of absence. Termination by the applicable Participating Company of any individual’s leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate such individual’s employment for all purposes of the Plan and shall terminate such individual’s participation in the Plan, unless such individual has a right to reemployment that is guaranteed either by statute or contract.

3.2. PARTICIPATION. An Eligible Person who has satisfied the eligibility requirements of Section 3.1 may become a Participant in the Plan by completing an authorization for Participant Contributions on the form to be provided by the Company (and such other documents as may be required by the Committee) and delivering such forms and documents to the Company or an agent designated by the Company on or before the date set by the Committee, which date shall be prior to the Start Date of the applicable Offering Period (the “Enrollment Procedures”).

3.3. SPECIAL RULES. In the event that a person is excluded from participation in the Plan and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Eligible Person only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.

Article 4 Participant Contributions

4.1. PARTICIPANT ELECTION. Pursuant to the Enrollment Procedures, each Participant shall designate the amount of payroll deductions, solely on an after-tax basis, to be made from his or her paycheck (“Participant Contributions”) to purchase shares of Common Stock under the Plan. Participant Contributions shall be designated in whole percentages of Base Earnings, up to a maximum of 15% (or such other maximum percentage or dollar value as determined by the Committee). Participant Contributions shall be deducted pro rata from checks issued to such Participant during the Offering Period. Notwithstanding the foregoing, in no event may the aggregate amount of Participant Contributions for any calendar year exceed $2,000 per Participant (unless otherwise determined by the Committee). The amount so designated by the Participant shall continue until terminated or altered in accordance with Section 4.2 below.

4.2. CHANGES IN ELECTION; WITHDRAWAL; TERMINATION.

(a) Change in Payroll Deductions. A Participant may withdraw, terminate or discontinue participation in the Plan at any time as provided in Section 4.2(b) and Section 4.2(c) hereof. However, unless otherwise determined by the Committee before the beginning of Offering Period, a Participant may not alter, decrease or increase the rate of his or her Participant Contributions for a specific Offering Period during such Offering Period. A change with respect to a future Offering Period shall be made by delivering to the Company or an agent designated by the Company a new, completed authorization form (and such other documents as may be required by the Committee). Any such new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.2.

(b) Withdrawal. A Participant may withdraw Participant Contributions credited to the Participant’s account during an Offering Period prior to the last day of such Offering Period by giving sufficient prior written notice to the Company or an agent designated by the Company in accordance with the administrative guidelines established by the Company or its agent. Given sufficient prior written notice, all of the Participant Contributions previously credited to the Participant’s account which have not already been used to purchase shares of Common Stock will be paid to the Participant promptly (without interest, unless otherwise required by Applicable Law) after receipt of the Participant’s notice of withdrawal, and no further Participant Contributions will be made during such Offering Period. The Company may, at its option, treat any attempt to borrow by a Participant on the security of such Participant’s accumulated Participant Contributions as an election to withdraw such Contributions. A Participant’s withdrawal from any Offering Period will not have any effect upon the Participant’s eligibility to participate in any subsequent Offering Period or in any similar plan which may hereafter be adopted by the Company. Notwithstanding the foregoing, if a Participant withdraws during an Offering Period, Participant Contributions shall not resume at the beginning of a succeeding Offering Period, unless the Participant is eligible to participate and the Participant delivers to the Company or an agent designated by the Company a new, completed authorization form (and such other documents as may be required by the Committee) and otherwise complies with the terms of the Plan.

(c) Termination of Employment; Participant Ineligibility. Upon termination of a Participant’s employment for any reason (including but not limited to termination due to death, but excluding any paid leave of absence, any unpaid leave of absence for a period of less than 90 days, or any leave of absence of any duration where reemployment is guaranteed by either statute or contract), or in the event that a Participant otherwise ceases to be an Eligible Person, the

Participant’s participation in the Plan shall be terminated, unless otherwise required by Applicable Law. In the event of a Participant’s termination of employment or in the event that a Participant otherwise ceases to be an Eligible Person, the Participant Contributions credited to the Participant’s account, to the extent they have not already been used to purchase shares of Common Stock, will be returned (without interest, unless otherwise required by Applicable Law) to the Participant, or, in the case of death, to a beneficiary duly designated on a form acceptable to the Committee, and the Participant shall not be entitled to any shares of Common Stock or Match RSUs (as defined below) in respect of such Participant Contributions. For the avoidance of doubt, the transfer of employment from a Participating Company to a Subsidiary which has not been designated as a Participating Company shall constitute a termination of the Participant’s employment for purposes of this Plan.

4.3. PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contributions shall be credited to his or her Account. No interest shall accrue at any time for any amount credited to an Account of a Participant.

Article 5 Purchase Of Stock; Fractional Shares

4.1. PARTICIPANT ELECTION. Pursuant to the Enrollment Procedures, each Participant shall designate the amount of payroll deductions, solely on an after-tax basis, to be made from his or her paycheck (“Participant Contributions”) to purchase shares of Common Stock under the Plan. Participant Contributions shall be designated in whole percentages of Base Earnings, up to a maximum of 15% (or such other maximum percentage or dollar value as determined by the Committee). Participant Contributions shall be deducted pro rata from checks issued to such Participant during the Offering Period. Notwithstanding the foregoing, in no event may the aggregate amount of Participant Contributions for any calendar year exceed $2,000 per Participant (unless otherwise determined by the Committee). The amount so designated by the Participant shall continue until terminated or altered in accordance with Section 4.2 below.

(a) Purchase of Common Stock. Within 10 days following the end of the Offering Period, the amount credited to a Participant’s Account shall be transferred by the Participating Company to the Broker, and the Plan shall cause the Broker to use such amount to purchase shares of Common Stock on the open market on the Participant’s behalf (such shares, the “ESPP Shares”). With respect to each Offering Period, the last day of the Offering Period shall hereinafter be referred to as a “Purchase Date.” Any balance remaining after the purchase shall be credited to the Participant’s Account and will be automatically re-invested in a subsequent Offering Period, unless the Participant timely revokes such Participant’s authorization to re-invest such excess amounts or the Company elects to return such Participant Contributions to the Participant. Prior to the issuance of the ESPP Shares to the Participant, such Participant shall have no rights as a stockholder of the Company with respect to the ESPP Shares.

(b) Fractional Shares. Fractional shares shall be issued under the Plan, unless otherwise determined by the Committee.

5.2. FEES AND COMMISSIONS. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Participants and the brokerage commissions on purchases made that are attributable to the vesting and settlement of Match RSUs and the purchase of shares of Common Stock with Participant Contributions. Participants shall pay all other expenses of their Share Account, including but not limited to the Broker’s fees attributable to the issuance of certificates for any and all shares of Common Stock held in a Participant’s Share Account. Participants shall also pay the brokerage commissions and any charges associated with the sale of Common Stock held in the Participant’s Share Account.

Article 6 Company Match

6.1. ELIGIBILITY TO RECEIVE MATCH RSUS; MATCH FORMULA. With respect to each Offering Period, each Participant who remains employed through the end of the Offering Period and applicable grant date shall be eligible to receive a grant of Restricted Stock Units (“Match RSUs”), subject to the terms and conditions set forth herein. Except as otherwise determined by the Committee prior to the commencement of an Offering Period, the number of Match RSUs to be granted to the Participant with respect to each Offering Period in which the Participant participates shall be determined by multiplying the Participant Contributions for such Offering Period by 25% (the “Matching Contributions”) and dividing the Matching Contributions by the fair market value of a share of Common Stock on the last day of the Offering Period.

6.2. AWARD AGREEMENT. Any such Match RSUs shall be granted to the Participant as soon as practicable following the last day of the Offering Period (subject to the Participant’s continued employment through the end of the Offering Period and the applicable grant date). Notwithstanding anything herein to the contrary, the grant of Match RSUs hereunder shall be contingent upon, if so required by the Committee, the Participant’s execution or acceptance of an Award Agreement evidencing the grant of the Match RSUs.

6.3. VESTING; SETTLEMENT; OTHER TERMS. Unless otherwise provided in the Award Agreement, (i) the Match RSUs shall be fully vested as of the date of grant, and (ii) shall be settled in accordance with the terms of the Award Agreement. Prior to the settlement of a Match RSU, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award. No shares of Common Stock and no certificates or other indicia of ownership representing shares of Common Stock that are subject to a Match RSU Award Agreement shall be issued upon the grant of Match RSUs. Instead, shares of Common Stock subject to Match RSUs and the certificates or other indicia of ownership representing such shares of Common Stock shall only be distributed at the time of settlement of such Match RSUs in accordance with the terms and conditions of this Plan and the Award Agreement relating to such Match RSUs.

Article 7 Termination Of Employment

In the event that a Participant’s employment with the Participating Company terminates for any reason, the Participant will cease to be a Participant in the Plan as of the date of termination of employment. All cash in the Participant’s Account will be paid to the Participant. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan. As of the date of termination of employment, as applicable, the Participant shall pay for any and all expenses and costs related to his or her Share Account, including but not limited to the brokerage commissions on purchases of shares of Common Stock made on or after the date of termination and any other fees, commissions, or charges for which the Participant would otherwise have been responsible for if he or she had continued to be a Participant in the Plan.

Article 8 Plan Administration

8.1. PLAN ADMINISTRATION.

(a) The Plan shall be administered by the Committee, unless the Board elects to assume administration of the Plan in whole or in part. References to the “Committee” include the Board if it is acting in an administrative capacity with respect to the Plan. Committee members shall be intended to qualify as “independent directors” (or terms of similar meaning) if and to the extent required under Applicable Law. However, the fact that a Committee member shall fail to qualify as an independent director shall not invalidate any Purchase Right or other action taken by the Committee under the Plan.

(b) In addition to action by meeting in accordance with Applicable Law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan and Applicable Law, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan, including, without limitation, the following: (i) to establish, amend and rescind rules and regulations for the administration of the Plan; (ii) to prescribe the form(s) of any agreements or other instruments used in connection with the Plan; (iii) to determine the terms and provisions of the Purchase Rights, ESPP Shares, and Match RSUs; (iv) to determine eligibility and adjudicate all disputed claims filed under the Plan; (v) reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Purchase Rights granted under, the Plan; (vi) to construe and interpret the Plan, Award Agreements, the rules and regulations of the Plan, and any other agreements or other written instruments contemplated hereby, (vii) to adopt procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, subject to the restrictions on amendments pursuant to Section 10.1 below, and (viii) to make all other determinations that the Committee determines to be necessary or advisable for the administration of the Plan.

(c) Every finding, decision and determination made by the Committee will, to the full extent permitted by Applicable Law, be final and binding upon all parties. Except to the extent prohibited by the Plan or Applicable Law, and subject to such terms and conditions as may be established by the Committee, the Committee may appoint one or more agents to assist in the administration of the Plan and may delegate any part of its responsibilities and powers to any such person or persons appointed by it. To the maximum extent permitted by Applicable Law, no member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Plan or any Purchase Right granted thereunder.

8.2. LIMITATION ON LIABILITY. No member of the Board or Committee, and no officer or employee to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and officers and employees shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time and applicable to the individual.

Article 9 Common Stock

9.1. SHARES. Subject to Section 9.3, the maximum number of shares of Common Stock that may be purchased under the Plan as ESPP Shares pursuant to Participant Contributions or issued under the Plan in connection with the settlement of Match RSUs is 3,000,000 shares. Common Stock issued as ESPP Shares or in settlement of Match RSUs may be shares of Common Stock that are authorized and unissued or shares of Common Stock that were acquired by the Company, including Common Stock purchased on the open market.

9.2. RIGHTS AS A STOCKHOLDER. No Participant or other person shall have any rights as a stockholder unless and until certificates for shares of Common Stock are issued to the Participant or such shares are credited to the Participant’s Share Account.

9.3. ADJUSTMENTS. In the event of any merger, reorganization, consolidation, Change in Control, recapitalization, liquidation, stock dividend, split-up, spinoff, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the shares of Common Stock, such adjustment shall be made in the number and kind of shares of Common Stock that may be purchased under the Plan as set forth in Section 9.1 and provisions of the Plan and any Award Agreements issued under the Plan may be adjusted, as may be determined to be appropriate and equitable by the Committee, in its sole discretion. The decision by the Committee regarding any such adjustment shall be final, binding and conclusive.

9.4. CHANGE IN CONTROL. In addition, without limiting the effect of Section 9.3, in the event of a Change in Control, the Committee’s discretion shall include, but shall not be limited to, the authority to provide for any of, or a combination of any of, the following: (i) each Purchase Right shall be assumed (including the right to receive Match RSUs) or an equivalent purchase right (including the matching component) shall be substituted by the successor entity or parent or subsidiary of such successor entity; (ii) a date selected by the Committee on or before the date of consummation of such Change in Control shall be treated as a Purchase Date and all outstanding Purchase Rights shall be exercised and any Matching RSUs in respect thereof shall be granted on such date; (iii) all outstanding Purchase Rights shall terminate and the accumulated Participant Contributions will be refunded to each Participant upon or prior to the Change in Control (without interest, unless otherwise required by Applicable Law); or (iv) outstanding Purchase Rights (including the right to receive Match RSUs) shall continue unchanged.

Article 10 Miscellaneous Matters

10.1. AMENDMENT AND TERMINATION. The Board reserves the right to amend, modify, or terminate the Plan or any Award Agreement issued thereunder at any time; provided that approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law. Upon termination of the Plan, all cash in the Participant’s Account will be paid to the Participant. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan, and the Participant shall thereafter be responsible for any and all expenses and costs related to his or her Share Account. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted, in each case, which would which materially and adversely affect the rights of any Participant without the consent of such Participant.

10.2. TAX WITHHOLDING. The Company (or other Participating Company, as applicable) shall have the right to deduct from all amounts payable or provided to a Participant (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of amounts payable or provided under this Plan.

10.3. BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned, transferred, or alienated, whether voluntarily or involuntarily, except as expressly permitted in this Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

10.4. NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Participating Company and shall not be deemed to constitute a contract between the Participating Company and any Eligible Person or to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Person. Nothing contained in the Plan shall be deemed to give the right to any Eligible Person to be retained as an employee of, or otherwise by, the Participating Company or to interfere with the right of the Participating Company to discharge any Eligible Person at any time.

10.5. GOVERNING LAW. This Plan, each award hereunder and the related Award Agreements, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

10.6. NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday, that act shall be performed on the next preceding day which is not a Saturday, Sunday or legal holiday.

10.7. COMPLIANCE WITH RECOUPMENT, OWNERSHIP AND OTHER POLICIES OR AGREEMENTS. Except to the extent prohibited by law, the awards granted under this Plan and any cash payment or Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s Misconduct Clawback and Forfeiture Policy, the Company’s Dodd-Frank Clawback and Forfeiture Policy, and any other policy which the Company may be required to adopt under applicable law or listing standards.

10.8. COMPLIANCE WITH APPLICABLE LAW. The Company may impose such restrictions on Purchase Rights, shares of Common Stock and any other benefits underlying Purchase Rights hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other Applicable Law. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan or take any other action, unless such delivery or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to a Purchase Right hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

10.9. SECTION 409A OF THE CODE. The ESPP Shares and Match Shares are intended to be exempt from the application of Section 409A of the Code, including under the short-term deferral exception, and any ambiguities shall be construed and interpreted in accordance with such intent, and each issuance to a Participant hereunder shall be considered a separate payment for purposes of Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the ESPP to the contrary, if the Committee determines that a Purchase Right, including an entitlement to Match Shares, granted under the ESPP may be subject to Section 409A of the Code or that any provision in the ESPP would cause a Purchase Right, including an entitlement to Match Shares, to be subject to Section 409A of the Code, the Committee may amend the terms of the ESPP and/or of an outstanding Purchase Right granted under the ESPP, or take such other action the Board determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Purchase Right, Match Share or future Purchase Rights or Match Shares from or to allow any such Purchase Rights and Match Shares to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Board would not violate Section 409A of the Code. Notwithstanding the foregoing, none of the Company, the Participating Companies or any affiliate, or the Board, the Committee or any employee, director, advisor or representative any of the foregoing, shall have any obligation to take any action to prevent the assessment of any penalty or tax on any Person under Section 409A of the Code in respect of Purchase Rights, Match Shares, ESPP Shares, or otherwise, or (ii) liability to a Participant or other Person with respect to this Section 10.9 or taxes and penalties under Section 409A of the Code.